Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Duquesne Light Holdings, Inc. on Form S-8 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in Duquesne Light Holdings, Inc.’s method of accounting for goodwill and other intangible assets effective January 1, 2002), appearing in the Annual Report on Form 10-K of Duquesne Light Holdings, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

August 18, 2004